Exhibit 1A-6c

SECURED PROMISSORY NOTE

$500,000.00	Date: July , 2017

This Secured Promissory Note (the “Note”) is being entered into by Tate Investment Properties LLC (“Borrower”), American Gas & Technology LP (the “Company” and Ospraie Partners LLC (the “Lender”) in conjunction with the Option Agreement, between Tate Investment Properties LLC, American Gas & Technology LP and Ospraie Partners LLC, dated as of the same date hereof (the “Option Agreement”). Capitalized terms used herein which are not otherwise defined will have the meaning given to such term in the Option Agreement.

PROMISE TO PAY. Borrower, hereby promises to pay Lender, and its successors and assigns, the principal amount of Five Hundred Thousand ($500,000.00) Dollars and Interest at the rate set forth below from the date hereof.

PAYMENT. The outstanding principal amount of the loan extended under this Note and any Interest thereon shall be due and payable in full to the Lender at the earlier of (i) immediately upon the sale, transfer, assignment, hypothecation (excluding existing mortgages and deed of trusts described herein and mortgages securing debt subordinated to the obligations under this Note as permitted herein), or conveyance, whether voluntary, involuntary or by operation of law (a “Transfer”) of the Property by Borrower, (ii) within  five (5) business days of the Borrower completing any equity offering, financing or similar transaction in excess of the principal amount, or (iii) July 31, 2018 (the “Maturity Date”).

INTEREST RATE.
Interest (“Interest”) on the unpaid principal balance of this Note shall accrue at ten percent (10%) per annum from the date hereof until the Maturity Date.  Interest will be computed on the basis of a 360-day year and the actual number of days elapsed from date hereof until the Note is redeemed, or the Maturity Date, whichever is earlier.

PREPAYMENT. Borrower may pay the loan in full before the Maturity Date without any penalty; provided that Borrower shall be required to provide at least 10 days prior written notice to Lender before making any prepayments.

SECURITY INTEREST.  This Note and the obligations hereunder shall be secured by a deed of trust (the “Deed of Trust”) on the real property located at 1270 SE Monmouth Cutoff Road, Dallas, Oregon as more fully described in the Deed of Trust (the “Property”). The Deed of Trust is hereby made a part of this Note to the same extent as if it were fully set forth herein. This Note is subordinated to an existing first mortgage from PacWest Funding Inc. dba Precision Capital and an existing Second Deed of Trust issued in favor of Harvey Fink. This Note shall be senior to any additional debt or related instruments related to the Property and each of the Borrower and the Company, hereby agree it will not incur any additional debt on the Property without Lender’s consent. All outstanding principal, together with all accrued and unpaid Interest on the unpaid principal balance of this Note and all other sums then owed with respect to this Note will be immediately due and payable upon a Transfer of all or any part of the Property. Each of Borrower and the Company must notify Lender promptly in writing of any transaction or event, which may give rise to a Transfer. Additionally, the Borrower and the Company, agree to file and record the Deed of Trust with respect to the Property, and upon the request of the Lender, to take all other actions necessary to provide a valid lien on the Property in favor of Lender.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default.  Borrower fails to make the payment within five (5) days of the date such payment is due under this Note.

Other Defaults. Borrower or the Company fails to comply with or to perform any other term, representation, warranty, obligation, covenant or condition contained in this Note.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or the Company or on Borrower's or the Company’s behalf, under this Note, the Deed of Trust or the Option Agreement in connection with the obtaining of the loan evidenced by this Note or any security document directly or indirectly securing repayment of this Note is false or misleading in any material respect, either now or at the time made or furnished.

Cross Default. Any continuing default or event of default after any applicable grace or cure period, by Borrower, Company or Raymon E. Tate, Jr. under any indebtedness or other instrument secured by a lien, mortgage or deed of trust on the Property or under any other indebtedness for borrowed money.

Invalidity of Lien.  This Note and any related mortgage or deed of trust shall fail to, or shall cease to, create a valid and perfected lien in favor of Lender.

Transfer.  The Borrower or the Company shall Transfer the Property.

Insolvency. The insolvency of Borrower or the Company, the appointment of a receiver for any part of Borrower's or the Company’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower or the Company, and such action is not dismissed within sixty (60) days of its commencement.

Criminal or Civil Action.  The Borrower or the Company becomes the subject of any civil or criminal action and the outcome of which would have a material adverse effect on the Borrower, in the reasonable discretion of the Lender.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or the Company or by any governmental agency against any collateral securing the loan.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or in the condition of the Property or the structures thereon such that Lender in good faith believes the prospect of payment or performance of this Note is impaired or otherwise deems itself insecure.

LENDER'S RIGHTS. Upon an Event of Default, the entire unpaid principal balance and Interest due thereon under this Note shall become immediately due and payable. To the extent permitted by law, upon occurrence and during the continuance of an Event of Default, this Note shall bear Interest from the date such Event of Default occurred until cured or waived, at a rate per annum equal to 12% per annum.

Borrower waives presentment for payment, demand, protest, notice of protest or other notice of dishonor.

ATTORNEYS' FEES; EXPENSES. Upon the occurrence of an Event of Default, Borrower shall be solely responsible for the payment of any and all fees and expenses, including Lender's attorneys' fees and Lender's legal expenses, whether or not a lawsuit is commenced, that are incurred by Lender in enforcing its rights under this Note and the Option Agreement.

GOVERNING LAW. This Note will be governed by, and construed in accordance with the laws of the State of Oregon without regard to conflicts of law provisions of the State of Oregon or any other jurisdiction.

THE BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY.

JURISDICTION; CHOICE OF VENUE. Each party hereby agrees that any action, claim or proceeding arising out of this Note shall be brought in the state or federal courts located in the jurisdiction appropriate for an individual residing in Dallas, Oregon, irrevocably submits to the exclusive jurisdiction of any such court and waives any objection that such party may now or hereafter have to the venue of any such action, claim or proceeding in any such court or that such action, claim or proceeding was brought in an inconvenient court and agrees not to plead or claim the same (it is understood that any judgment may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law)

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and permitted assigns, and shall inure to the benefit of Lender and its successors and assigns. This Note may not be sold, transferred or otherwise hypothecated, in whole or in part by the Borrower.  Any attempted sale, transfer or hypothecation of this Note in violation of this provision shall be null and void.

NOTICES.  Any notice or communication by the Borrower, on the one hand, or the Lender on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested) or overnight national courier guaranteeing next day delivery, to the others’ address:

If to the Borrower:

Tate Investment Properties LLC
1270 SE Monmouth Cutoff Rd
Dallas, OR 97338

If to the Lender:

Ospraie Partners LLC
437 Madison Avenue
28th Floor
New York, New York 10022
Attn: General Counsel

With copies to:

Zukerman Gore Brandeis & Crossman, LLP
Eleven Times Square
15th Floor
New York, New York 10036
Attention: Joseph Maloney

Either Lender or the Borrower, by notice to the other may designate additional or different addresses for subsequent notices or communications.  All notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; and the next Business Day after timely delivery to the courier, if sent by overnight national courier guaranteeing next day delivery.

GENERAL PROVISIONS.  If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower, the Company and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.

No failure by the Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Lender as herein specified are cumulative and not exclusive of any other rights or remedies that the Lender may otherwise have. The receipt by the Lender of payments of interest or principal hereunder or any other sums hereunder with knowledge on the part of the Lender of the existence of a default hereunder shall not be deemed a waiver of the Lender's rights and remedies with respect to such default.

It is expressly agreed that if this Note is referred to an attorney or if suit is brought to collect all or any part of this Note or to enforce or protect any rights conferred upon Lender by this Note, the Deed of Trust or the Option Agreement, then Borrower promises and agrees to pay all reasonable costs, including reasonable attorneys' fees, incurred by Lender.

The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

The proceeds of the Loan evidenced by this Note are being borrowed, and are being used, by Borrower solely for commercial purposes.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE INTEREST RATE PROVISIONS.  BORROWER AGREES TO THE TERMS OF THE NOTE.

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BORROWER ACKNOWLEDGES RECEIPT OF A COPY OF THIS PROMISSORY NOTE

Borrower	Tate Investment Properties LLC

	By:	/s/ Raymon E. Tate, Jr.
	Name:	Raymon E. Tate, Jr.
	Title:	Member

Lender	Ospraie Partners LLC

By:
	Name:	Dwight W. Anderson
	Title:	Managing Member

Company

American Gas & Technology LP

By:	/s/ Raymon E. Tate, Jr.
Name:	Raymon E. Tate, Jr.
Title:	CEO/Member